Exhibit 99.1

American Clean Resources Group pending acquisition poised to expand the development of the
Historic Cross Caribou Operations

Sustainable Metal Solutions, LLC’s subsidiary GIR, LLC petitioning for permit upgrade.

NEDERLAND, Colorado – Sustainable Metal Solutions, LLC subsidiary GIR, LLC has received its completeness letter after it petitioned the Colorado Division of Reclamation, Mining, and Safety (DRMS) to upgrade its Cross/Caribou Mine permit from a limited-impact 110B designation to a 112D Designated Mining Operations to enhance its operations.

The completeness letter is an official confirmation from DRMS indicating that a mining permit application has met the baseline requirements for review. A limited-impact 110B designation is a permit classification typically meant for smaller-scale operations that disturb a limited amount of land (up to 10 acres), imposing certain restrictions on scope and environmental impact. By contrast, a 112D Designated Mining Operation expands both the operational footprint and the regulatory framework—allowing for larger-scale mining activities, while also requiring stricter adherence to environmental, safety, and reclamation standards.

The more than 900-page permit application and its attachments, currently under review, will enter an additional comment period this month. Pending review, the acreage will increase from roughly 10 acres to nearly 206, marking a substantial leap in operational efficiency, environmental responsibility, and sustainable practices. This expansion aligns with strict reclamation and safety requirements while reinforcing community trust. The permit application was prepared by Lewicki and Associates, a leading environmental, engineering from in the state of Colorado with a 60 year track record.

Lakewood, Colo.-based American Clean Resources Group (ACRG), led by CEO Tawana Bain, anticipates that the redesignation will strengthen operational capabilities and enhance environmental stewardship for Sustainable Metal Solutions LLC, the parent company of GIR, LLC. ACRG is in the process of acquiring Sustainable Metal Solutions, LLC

Alongside expanding its mining footprint, GIR, LLC intends to leverage the new designation to establish an on-site facility for processing mined material directly into concentrate for sale. Throughout this process, the company will adhere to stringent environmental and safety standards by implementing a robust environmental protection plan for its continuing operations.

Disclosure: This press release contains forward-looking statements within the scope of the safe harbor provisions as established by the U.S. Private Securities Litigation Reform Act of 1995. For more comprehensive insight into the factors that may deviate actual results from these forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission.

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ACRG is leading the development of Greenway to Power™ - a transformative, $3B renewable energy industrial park in Nevada, set to power cutting-edge data centers, AI farms, bitcoin mining and industrial manufacturing operations with 2.0 GW of 24/7 solar energy. By harnessing exclusive water rights, strategic highway and rail access, plus a dedicated substation, ACRG is creating a hub for NetZero manufacturing and waste-to-energy solutions. With 5,000 new jobs on the horizon, ACRG aims to deliver clean power, clean air, and strong economic growth—an all-in-one blueprint for sustainable industry.”

Sustainable Metals Solutions, LLC (SMS) is a multi-company environmental development platform whose main role is the production of carbon neutral minerals and metals exclusively from an overlooked and undervalued asset class: centuries of historic mine tailings in the Americas.